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Exhibit 99.4

TENDER FOR ALL OUTSTANDING
4 7/8% SENIOR NOTES DUE NOVEMBER 15, 2008 AND
6 1/8% SENIOR NOTES DUE NOVEMBER 15, 2013
IN EXCHANGE FOR
4 7/8% SENIOR NOTES DUE NOVEMBER 15, 2008 AND
6 1/8% SENIOR NOTES DUE NOVEMBER 15, 2013
THAT HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933, AS AMENDED,
OF
QUEBECOR WORLD CAPITAL CORPORATION

        We are enclosing herewith a Prospectus, dated                        , 2004 (the "Prospectus") of Quebecor World Capital Corporation ("Quebecor Capital") and a related letter of transmittal (which together constitute the "Exchange Offer") relating to the offer by Quebecor Capital, to exchange its 4 7/8% Senior Notes due November 15, 2008 and 6 1/8% Senior Notes due November 15, 2013 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like stated amount at maturity of its issued and outstanding 4 7/8% Senior Notes due November 15, 2008 and 6 1/8% Senior Notes due November 15, 2013 (the "Old Notes") upon the terms and subject to the conditions set forth in the Exchange Offer.

        PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2004, UNLESS EXTENDED BY QUEBECOR CAPITAL IN ITS SOLE DISCRETION.

        THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF OLD NOTES BEING TENDERED.

        We are the holder of record of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and pursuant to your instructions. The letter of transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

        We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. Please so instruct us by completing, executing and returning to us the enclosed Instruction to Registered Holder from Beneficial Holder enclosed herewith. We also request that you confirm with such instruction form that we may on your behalf make the representations contained in the letter of transmittal.

        Pursuant to the letter of transmittal, each holder of Old Notes will represent to Quebecor Capital that (i) the New Notes acquired in the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is such holder, (ii) neither the holder of the Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the holder or any such other person is not a broker-dealer or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, it is not engaged in and does not intend to participate in a distribution of the New Notes and (iv) neither the holder nor any such other person is an "affiliate" of Quebecor Capital within the meaning of Rule 405 under the Securities Act or, if such person is an "affiliate," that such person may not rely on the applicable interpretations of the staff of the U.S. Securities and Exchange Commission set forth in no-action letters to third parties described under "The Exchange Offer — Resale of the New Notes" in the Prospectus and will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering holder or any such other person is a broker-dealer (whether or not it is also an "affiliate" of Quebecor Capital within the meaning of Rule 405 under the Securities Act) that will receive New Notes for its own account in exchange for Old Notes, we will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Very truly yours,

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

        Guidelines for Determining the Proper Identification Number to Give the Payor — Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payor.

Give the SOCIAL SECURITY number or EMPLOYER IDENTIFICATION number of —
For this type of account:

1.	An individual	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)
3.	Husband and wife (joint account)	The actual owner of the account or, if combined funds, the first spouse on the account(1)
4.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
5.	Adult and minor (joint account)	The adult or, if the minor is the only contributor, the minor(1)
6.	Account in the name of guardian or committee for a designated ward, minor, or incompetent person	The ward, minor, or incompetent person(3)
7.	(a) The usual revocable savings trust (grantor is also trustee)	The grantor-trustee(1)
	(b) So-called trust account that is not a legal or valid trust under State law	The actual owner(1)
8.	Sole proprietorship	The owner(4)
9.	A valid trust, estate, or pension trust	The legal entity (do not furnish the taxpayer identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)(5)
10.	Corporate	The corporation
11.	Religious, charitable, or educational organization	The organization
12.	Association, club, or other tax-exempt organization	The organization
13.	Partnership (account held in the name of the business)	The partnership
14.	A broker or registered nominee	The broker or nominee
15.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)
List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person's social security number must be furnished.

(2)
Circle the minor's name and furnish the minor's social security number.

(3)
Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.

(4)
You must show your individual name, but you may also enter business or "doing business as" name. You may use either your social security number or your employer identification number (if you have one).

(5)
List first and circle the name of the legal trust, estate, or pension trust.

Note:    If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

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GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9